333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
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Freeport-McMoRan Announces Agreement to
Sell Its Interests in Candelaria/Ojos for $1.8 Billion in Cash
Plus up to $0.2 Billion in Contingent Consideration

PHOENIX, AZ, October 6, 2014 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has entered into a definitive agreement to sell its 80 percent ownership interest in the Candelaria/Ojos del Salado copper mining operations and supporting infrastructure to Lundin Mining Corporation (TSX:LUN)(OMX:LUMI) for $1.8 billion in cash and contingent consideration of up to $0.2 billion, calculated as 5% of net copper revenues in any annual period over the next five years when the average realized copper price exceeds $4.00 per pound. FCX estimates after-tax net proceeds from the transaction of approximately $1.5 billion, excluding contingent consideration.
James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, “This transaction represents another important step in our ongoing debt reduction plan and follows the completion of our $3.1 billion sale of Eagle Ford shale assets in June. We remain committed to our balance sheet objectives while focusing on our large portfolio of high quality assets and resources, which provide strong current cash flows and have attractive growth characteristics.”
Mr. Adkerson continued: “We congratulate our team on developing Candelaria to be a highly successful mining operation and for contributing to the Company’s success over many years. We are pleased that Lundin Mining will continue to build on Candelaria’s past success, and continue a commitment to provide a safe, productive work environment and a sustainable future. We look forward to our continued investments in Chile through opportunities for a major expansion of the El Abra operation. We are positive about our portfolio of copper assets, our large scale growth projects currently in progress and opportunities for additional expansion and development provided by our sizeable copper resource base.”
The interests include all of FCX’s interests in the Candelaria/Ojos mining district. As of December 31, 2013, Candelaria/Ojos had consolidated recoverable reserves totaling 4.0 billion pounds of copper and 1.1 million ounces of gold. Consolidated production for the first six months of 2014 totaled 169 million pounds of copper and 42 thousand ounces of gold.
The transaction has an effective date of June 30, 2014, and is expected to close by year-end 2014, subject to regulatory approvals and customary closing conditions.
FCX expects to record an approximate $450 million after-tax gain on the transaction.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.

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FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico (GOM), onshore and offshore California and in the Haynesville natural gas shale play, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."
Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to satisfy customary closing conditions and consummate the proposed transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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